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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 19, 2008
LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (605) 988-1000
n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On August 19, 2008, LodgeNet Interactive Corporation (the “Company”) announced the appointment of Messrs. Scott Kirby and Marty Abbott as directors of the Company to fill two newly-created directorship seats, which the Board of Directors was authorized to do under the Company’s Certificate of Incorporation and Bylaws. Mr. Kirby will stand for re-election at the Company’s 2010 annual meeting, and Mr. Abbott will stand for re-election at the Company’s 2009 annual meeting. The appointment of Messrs. Kirby and Abbott as directors is effective immediately. In addition to serving as directors, Mr. Kirby will serve on the Audit Committee, and Mr. Abbott will serve on the Compensation Committee.
Messrs. Kirby and Abbott will be entitled to the same compensation and other benefits afforded to non-employee directors of the Company, but are not parties to any other arrangement or understanding pursuant to which either was named as a director.
Press releases related to Messrs. Kirby’s and Abbott’s appointment are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.
Mr. Scott Kirby
Mr. Kirby is president of US Airways, the fifth largest domestic airline offering customers 3,500 daily flights to 230 destinations in 160 countries. Prior to becoming president in 2006, Mr. Kirby served as US Airways’ executive vice president, sales and marketing, a position he had previously held at America West Airlines. In 2005, he played a critical role in the merger efforts between America West and US Airways. As president of US Airways, Mr. Kirby oversees all of the airline’s operations, including flight operations, safety and regulatory compliance, maintenance, in-flight services, airport customer service and reservations. Mr. Kirby’s oversight at the airline also encompasses information technology, sales and marketing, labor relations and scheduling/planning.
Mr. Kirby joined America West in 1995 as senior director, scheduling and planning and was promoted to vice president, planning in October 1997. Mr. Kirby was named vice president, revenue management in May 1998 and senior vice president, e-business in early 2000. Prior to joining America West, Mr. Kirby worked for Sabre Decision Technologies (SDT), a subsidiary of AMR Corp, and worked at the Pentagon prior to SDT.
Mr. Kirby earned bachelor degrees in computer science and operations research from the U.S. Air Force Academy and a Master of Science degree in operations research from George Washington University. He is 41 years old.
Mr. Marty Abbott
Mr. Abbott brings a distinguished track record of working with some of the world’s leading technology organizations. He was an officer of eBay and its subsidiary companies during eBay’s formative high growth years of 1999 though 2005, serving as Vice President of Operations from

October 1999 through May 2001; Vice President of Operations, IT and QA from May 2001 to May 2003; and Senior Vice President of Technology/Chief Technology Officer from May 2003 through July 2005. After his tenure at eBay, Mr. Abbott served as chief operating officer of Quigo Technologies, a developer of online marketing technologies which was purchased by AOL in 2007, and he is currently a partner at AKF Consulting, an advisory group to technology companies. He has also held operational and engineering positions at Motorola and Gateway.
Mr. Abbott also serves on the board of OnForce, the world’s largest marketplace for IT and consumer electronics service professionals. He has an M.S. in Computer Engineering from the University of Florida, a B.S. in Computer Science from the United States Military Academy at West Point and is a graduate of the Harvard Business School’s Executive Education Program (Program for Management Development). He is 40 years old.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The Board of Directors of the Company adopted an amendment to Section 3.4 of the Company’s Bylaws to clarify the language related to vacancies and newly created directorships. A copy of the Amended and Restated Bylaws is attached hereto as Exhibit 3.2.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
3.2	Amended and Restated Bylaws

99.1	Press Release issued on August 19, 2008

99.2	Press Release issued on August 19, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2008	By	/s/ James G. Naro James G. Naro
	Its	Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer